Exhibit 99.1

News For Immediate Release

Amplify Energy Announces Second Quarter 2020 Results

and Liquidity Enhancement Initiatives Update

HOUSTON, August 5, 2020—Amplify Energy Corp. (NYSE: AMPY) (“Amplify” or the “Company”) announced today its operating and financial results for the second quarter of 2020 and provided an update regarding its liquidity enhancement initiatives announced in the first quarter of 2020 earnings press release.

Key Highlights

•	Update on Liquidity Enhancement Initiatives:

•	Reduced operating expenses quarter-over-quarter by approximately $8 million, exceeding original expectations of $4 to $5 million

•	Reduced recurring cash general and administrative (“G&A”) expenses quarter-over-quarter by approximately $2.5 million

•	Reduced 2020 capital spending plan by more than $8 million and expects full year capital spend of approximately $28 million

•	Finalized Beta royalty relief process that is expected to generate approximately $7 million per year of incremental revenue (assuming a $40/Bbl WTI price)

•	During the second quarter of 2020 the Company generated:

•	Daily production of 27.7 MBoe/d

•	Net cash provided by operating activities of $29.9 million

•	Adjusted EBITDA of $21.3 million

•	Free Cash Flow of $11.1 million

•	Current mark-to-market hedge book value of $25 million as of July 31, 2020

•	As of July 31, 2020, net debt was $259 million, inclusive of $16 million of cash on hand

“Despite the ongoing issues related to COVID-19, Amplify turned out an excellent quarter by focusing on the execution of our liquidity enhancement initiatives and operational performance of our long life, low-decline assets,” said Martyn Willsher, Interim Chief Executive Officer and Chief Financial Officer of Amplify. “Among the many highlights from this quarter were the overachievement of our liquidity initiatives, which included significant overhead and operating cost reductions, the finalization of our royalty relief process in California and the successful redetermination of our revolving credit facility that provides a supportive borrowing base solution. These results were only possible due to relentless effort from our team, and I’m very proud of our employees for their continued dedication throughout this difficult time.”

Liquidity Enhancement Initiatives Update

Operating Cost and Corporate Overhead Reductions – Amplify’s lease operating expenses were reduced from $35.7 million in the first quarter to $27.8 million in the second quarter. The quarter-over-quarter savings of $7.9 million exceeded internal expectations of $4 to $5 million for the quarter and were accomplished due to outstanding execution by Amplify’s employees. While the Company anticipates that a portion of these cost reductions are non-recurring, the Company remains committed to identifying and executing on incremental operational savings initiatives and expects to continue exceeding original estimates.

Additionally, Amplify reduced recurring cash G&A spending from $8.7 million in the first quarter to $6.2 million in the second quarter, which was in line with expectations. Amplify expects G&A spending to continue to trend down in the third quarter and beyond.

Capital Reductions – Capital spending during the second quarter was $7 million, which was in line with the Company’s expectations and represented a $8 million reduction from the first quarter. Amplify’s remaining capital expenditure budget for the second half of 2020 is approximately $6 million. Amplify’s remaining capital activity is focused principally on maintenance projects, which are essential to equipment integrity and operational efficiency, in addition to high rate of return workover projects.

Beta Field Royalty Relief – As anticipated, Amplify successfully qualified for royalty relief at its Beta field effective July 1, 2020. Amplify’s royalty rate at Beta decreased by 50%, which resulted in increased net production of approximately 500 Bbls/d and additional revenue of approximately $7 million per year assuming a $40/Bbl WTI price. Notably, this royalty relief program provides relief for both existing production and incremental production in the future when economic conditions allow for additional development.

Key Financial Results

$ in millions	Second Quarter 2020	First Quarter 2020
Average daily production (MBoe/d)	27.7	29.7
Total revenues	$35.2	$58.1
Total assets	$453.7	$507.1
Net (loss) (1)	($41.3)	($367.2)
Adjusted EBITDA (a non-GAAP financial measure)	$21.3	$17.2
Net debt (2)	$272.3	$288.1
Net cash provided by operating activities	$29.9	$13.1

Total capital	$6.8	$15.3

(1)	Net loss for first quarter driven by $455.0 million asset impairments
(2)	As of June 30, 2020 and March 31, 2020, respectively

Revolving Credit Facility and Liquidity Update

On June 15, 2020, Amplify announced that it has completed the regularly scheduled redetermination of its revolving credit facility borrowing base and entered into an amendment to its credit agreement. The redetermination resulted in a revised borrowing base of $285 million effective June 12, 2020 with scheduled monthly reductions of $5 million until the borrowing base reaches $260 million on November 1, 2020. The Company expects the next regularly scheduled borrowing base redetermination to occur in November 2020.

As of July 31, 2020, Amplify had total net debt of $259 million under its revolving credit facility with $21 million of available liquidity.

Operations and Capital Spending Update

During the second quarter of 2020, average daily production was approximately 27.7 MBoe. This result included reductions attributable to the annual Bairoil turnaround, temporary curtailment of Amplify’s non-operated Eagle Ford assets and incremental offline wells in the Company’s Oklahoma assets. At Bairoil, the annual plant turnaround was completed on time and on schedule in June, and the field has quickly returned to pre-turnaround production levels in July. The non-operated Eagle Ford curtailment mentioned on the Company’s last earnings call concluded after April and production has since returned as expected in that area. Finally, Oklahoma production fell in the second quarter, as the backlog of wells offline increased as prices remained depressed. Amplify expects to bring many of these wells back online in future periods as prices continue to slowly rebound and workover economics improve.

Amplify’s capital spending for the second quarter of 2020 was approximately $7 million which was in line with internal expectation and puts the Company on track for an estimated second half 2020 budget of $6 million. Of the $7 million spent in the second quarter, a significant portion ($2 million or 29%) was attributed to the Company’s Eagle Ford assets and was utilized for non-operated drilling and completion activity. The remainder was primarily related to the Bairoil turnaround, along with capital workover and facility maintenance projects across other operated areas.

Hedging Update

Since Amplify’s previous hedge update on May 6, 2020, the Company has made additions to its natural gas hedge position in second half of 2020 and 2022, as well as NGL swaps in the second half of 2020. As of July 31, 2020, Amplify’s mark-to-market value of its commodity and interest rate hedge book remained a net asset position of $25 million.

The following table reflects the hedged volumes under Amplify’s commodity derivative contracts and the average fixed or floor prices at which production is hedged for July 2020 through December 2022, as of August 5, 2020.

	2020	2021	2022
Natural Gas Swaps:
Average Monthly Volume (MMBtu)	1,450,000	925,000	500,000
Weighted Average Fixed Price ($)	$2.26	$2.49	$2.45

Natural Gas Collars:
Two-way collars
Average Monthly Volume (MMBtu)	420,000	925,000	200,000
Weighted Average Floor Price ($)	$2.60	$2.10	$2.10
Weighted Average Ceiling Price ($)	$2.88	$3.28	$2.99

Natural Gas Basis Swaps:
Average Monthly Volume (MMBtu)	600,000	500,000	—
Weighted Average Spread ($)	$(0.46)	$(0.40)	$—

Oil Swaps:
Average Monthly Volume (Bbls)	199,300	33,750	30,000
Weighted Average Fixed Price ($)	$57.41	$56.57	$55.32

Oil Collars:
Two-way collars
Average Monthly Volume (Bbls)	14,300	—	—
Weighted Average Floor Price ($)	$55.00	$—	$—
Weighted Average Ceiling Price ($)	$62.10	$—	$—

Three-way collars
Average Monthly Volume (Bbls)	30,500	—	—
Weighted Average Ceiling Price ($)	$65.75	$—	$—
Weighted Average Floor Price ($)	$50.00	$—	$—
Weighted Average Sub-Floor Price ($)	$40.00	$—	$—

NGL Swaps:
Average Monthly Volume (Bbls)	111,450	22,800	—
Weighted Average Fixed Price ($)	$21.99	$24.25	$—

Amplify posted an updated hedge presentation containing additional information on its website, www.amplifyenergy.com, under the Investor Relations section.

Quarterly Report on Form 10-Q

Amplify’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which Amplify expects to file with the Securities and Exchange Commission on August 5, 2020.

Conference Call

Amplify will host an investor teleconference today at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the webcast by visiting Amplify’s website, www.amplifyenergy.com, and clicking on the webcast link or by dialing (833) 883-4379 at least 15 minutes before the call begins and providing the Conference ID: 4185547. The webcast and a telephonic replay will be available for fourteen days following the call and may be accessed by visiting Amplify’s website, www.amplifyenergy.com, or by dialing (855) 859-2056 and providing the Conference ID: 4185547.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies, offshore California, East Texas / North Louisiana and South Texas. For more information, visit www.amplifyenergy.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Amplify expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “would,” “should,” “could,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. Amplify believes that these statements are based on reasonable assumptions, but such assumptions may prove to be inaccurate. Such statements are also subject to a number of risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Amplify, which may cause Amplify’s actual results to differ materially from those implied or expressed by the forward-looking statements. Please read the Company’s filings with the Securities and Exchange Commission, including “Risk Factors” in its Annual Report on Form 10-K, and if applicable, its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other public filings and press releases for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. All forward-looking statements speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Amplify undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Free Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Amplify does.

Adjusted EBITDA. Amplify defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; losses on commodity derivative instruments; cash settlements received on expired commodity derivative instruments; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition and divestiture related expenses; amortization of gain associated with terminated commodity derivatives, bad debt expense; and other non-routine items, less interest income; gain on extinguishment of debt; income tax benefit; gains on commodity derivative instruments; cash settlements paid on expired commodity derivative instruments; gains on sale of assets and other, net; and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of Amplify’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in Amplify’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support Amplify’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash provided by operating activities.

Free Cash Flow. Amplify defines Free Cash Flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and total capital expenditures. Free cash flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of the Company’s success in providing a cash return on investment. The GAAP measure most directly comparable to distributable cash flow is net cash provided by operating activities.

Selected Operating and Financial Data (Tables)

Amplify Energy Corp.

Selected Financial Data - Unaudited

Statements of Operations Data

(Amounts in $000s, except per share data)	Three Months Ended June 30, 2020	Three Months Ended March 31, 2020
Revenues:
Oil and natural gas sales	$34,888	$57,787
Other revenues	283	349

Total revenues	35,171	58,136

Costs and Expenses:
Lease operating expense	27,828	35,723
Gathering, processing and transportation	4,689	5,053
Exploration	3	16
Taxes other than income	2,195	3,986
Depreciation, depletion and amortization	7,623	15,556
Impairment expense	—	455,031
General and administrative expense	6,755	8,353
Accretion of asset retirement obligations	1,539	1,513
Realized (gain) loss on commodity derivatives	(45,272)	(12,500)
Unrealized (gain) loss on commodity derivatives	64,437	(95,213)

Total costs and expenses	69,797	417,518

Operating Income (loss)	(34,626)	(359,382)

Other Income (Expense):
Interest expense, net	(6,209)	(7,647)
Other income (expense)	(250)	16

Total Other Income (Expense)	(6,459)	(7,631)

Income (loss) before reorganization items, net and income taxes	(41,085)	(367,013)

Reorganization items, net	(166)	(186)
Income tax benefit (expense)	(85)	—

Net income (loss)	$(41,336)	$(367,199)

Earnings per share:
Basic and diluted earnings (loss) per share	$(1.10)	$(9.77)

Selected Financial Data - Unaudited

Operating Statistics

(Amounts in $000s, except per share data)	Three Months Ended June 30, 2020	Three Months Ended March 31, 2020
Oil and natural gas revenue:
Oil Sales	$22,963	$41,851
NGL Sales	3,343	5,122
Natural Gas Sales	8,582	10,814

Total oil and natural gas sales - Unhedged	$34,888	$57,787

Production volumes:
Oil Sales - MBbls	945	982
NGL Sales - MBbls	435	454
Natural Gas Sales - MMcf	6,857	7,586

Total - MBoe	2,523	2,700

Total - MBoe/d	27.7	29.7

Average sales price (excluding commodity derivatives):
Oil - per Bbl	$24.30	$42.64
NGL - per Bbl	$7.68	$11.29
Natural gas - per Mcf	$1.25	$1.43

Total - per Boe	$13.83	$21.41

Average unit costs per Boe:
Lease operating expense	$11.03	$13.23
Gathering, processing and transportation	$1.86	$1.87
Taxes other than income	$0.87	$1.48
General and administrative expense	$2.68	$3.09
Depletion, depreciation, and amortization	$3.02	$5.76

Selected Financial Data - Unaudited

Balance Sheet Data

(Amounts in $000s, except per share data)	June 30, 2020	March 31, 2020
Total current assets	$84,773	$116,381
Property and equipment, net	348,788	349,062
Total assets	453,683	507,125
Total current liabilities	66,794	55,658
Long-term debt	265,516	290,000
Total liabilities	432,428	445,029
Total equity	21,255	62,096

Selected Financial Data – Unaudited

Statements of Cash Flows Data

(Amounts in $000s, except per share data)	Three Months Ended June 30, 2020	Three Months Ended March 31, 2020
Net cash provided by (used in) operating activities	$29,900	$13,089
Net cash provided by (used in) investing activities	(14,122)	(12,720)
Net cash provided by (used in) financing activities	(4,470)	1,200

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

(Amounts in $000s, except per share data)	Three Months Ended June 30, 2020	Three Months Ended March 31, 2020
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$29,900	$13,089
Changes in working capital	5,766	(455)
Interest expense, net	6,209	7,647
Gain (loss) on interest rate swaps	(438)	(3,617)
Cash settlements paid (received) on interest rate swaps	346	(22)
Cash settlements paid (received) on terminated commodity derivatives	(17,977)	—
Amortization and write-off of deferred financing fees	(2,690)	(309)
Reorganization items, net	166	186
Exploration costs	3	16
Acquisition and divestiture related costs	44	481
Severance payments	10	19
Current income tax expense (benefit)	85	—
Oher	(109)	201

Adjusted EBITDA:	$21,315	$17,236

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA:	$21,315	$17,236
Less: Cash interest expense	3,456	3,825
Less Capital expenditures	6,791	15,276

Free Cash Flow:	$11,067	$(1,865)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

(Amounts in $000s, except per share data)	Three Months Ended June 30, 2020	Three Months Ended March 31, 2020
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$(41,336)	$(367,199)
Interest expense, net	6,209	7,647
Income tax expense	85	—
Depreciation, depletion and amortization	7,623	15,556
Impairment expense	—	455,031
Accretion of asset retirement obligations	1,539	1,513
(Gains) losses on commodity derivatives	19,165	(107,713)
Cash settlements on expired commodity derivatives	27,295	12,500
Acquisition and divestiture related costs	44	481
Reorganization items, net	166	186
Share/unit-based compensation expense	371	(911)
Exploration costs	3	16
Bad debt expense	141	110
Severance payments	10	19

Adjusted EBITDA:	$21,315	$17,236

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA:	$21,315	$17,236
Less: Cash interest expense	3,456	3,825
Less Capital expenditures	6,791	15,276

Free Cash Flow:	$11,067	$(1,865)

Contacts

Martyn Willsher – Interim CEO & CFO

(832) 219-9047

martyn.willsher@amplifyenergy.com

Jason McGlynn – VP, Business Development

(832) 219-9055

jason.mcglynn@amplifyenergy.com

Eric Chang – Treasurer

(832) 219-9024

eric.chang@amplifyenergy.com